Exhibit 99.1

Moelis & Company Declares Special Dividend of $1.25 Per Share

New York, December 13, 2016: Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced that its Board of Directors has declared a special dividend of $1.25 per share payable on January 5, 2017 to common stockholders of record on December 23, 2016.

“Our focus on internal talent development and organic growth continues to drive exceptionally high Return on Invested Capital and strong cash flow which we are committed to returning to our shareholders.  Including the special dividend announced today, we will have returned $5.69 per share to investors since our IPO less than three years ago while maintaining a debt-free balance sheet,” said Ken Moelis, Chairman and Chief Executive Officer of Moelis & Company.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients with about 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.

Investor Contact:

Michele Miyakawa

Moelis & Company

T: + 1 310 443 2344

michele.miyakawa@moelis.com

Media Contact:

Andrea Hurst

Moelis & Company

T: + 1 212 883 3666

M: + 1 347 583 9705

andrea.hurst@moelis.com